[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC. - CONSERVATIVE INVESTORS PORTFOLIO

10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 1997 THROUGH FEBRUARY 28, 1997
                                                                         Total
                                                              Shares     Shares  % of Issue                       Shares
                          Date     Shares   % of FundPrice perPurchased bIssued  Purchased                        Held
Security                  PurchasedPurchasedAssets (1Share    Fund Group (000)   By Group (Broker(s)              02/28/97
Circuit City Stores, Inc. 02/04/97 100      0.01%    $20.00   675,000    21,860  3.09%     Morgan Stanley         1,030
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1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.